UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________
Form 8-K
 _____________________
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2016
   _____________________
(Exact name of registrant as specified in its charter)
  _____________________

DE	000-50368	26-1631624
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)
145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)
(937) 382-5591
(Registrant's telephone number, including area code)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 8, 2016, Air Transport Services Group, Inc. (“ATSG”), through its subsidiary, Airborne Global Solutions, Inc., entered into an Air Transportation Services Agreement (the “ATSA”) with Amazon Fulfillment Services, Inc. (“AFS”), a subsidiary of Amazon.com, Inc. (“Amazon”), effective on April 1, 2016, pursuant to which ATSG, through its subsidiary, Cargo Aircraft Management, Inc. (“CAM”), will lease 20 Boeing 767 freighter aircraft to AFS by mid-2017, including 12 Boeing 767-200 series freighter aircraft for a term of five years and eight Boeing 767-300 series freighter aircraft for a term of seven years. The ATSA, which has a term of five years, also provides for the operation of those aircraft by ATSG’s airline subsidiaries, ABX Air, Inc. and Air Transport International, Inc., and the performance of hub and gateway services by ATSG’s subsidiary, LGSTX Services, Inc. CAM owns all of the Boeing 767-200 series freighter aircraft and either owns or has entered into commitments to purchase, and convert to a cargo configuration, all of the Boeing 767-300 series aircraft that will be leased and operated under the ATSA.

On March 8, 2016, ATSG and Amazon entered into an Investment Agreement and a Stockholders Agreement in conjunction with the execution of the ATSA. The Investment Agreement calls for ATSG to issue warrants in three tranches, which will grant Amazon the right to acquire up to 19.9% of ATSG’s outstanding common shares measured as further described below. The exercise price of the warrants will be $9.73 per share, which represents the closing price of ATSG’s common shares on February 9, 2016. The first tranche of warrants, issued upon execution of the Investment Agreement, grants Amazon a right to purchase approximately 12.81 million ATSG common shares, with the right to purchase 7.69 million common shares vesting upon issuance and the right to purchase the remaining 5.12 million common shares vesting as ATSG delivers additional aircraft leased under the ATSA or as ATSG achieves specified revenue targets in connection with the ATSA. The first tranche of warrants cannot be exercised prior to the earlier of the date of the 2016 Annual Meeting of Stockholders of ATSG (the “Annual Meeting”) and July 8, 2016. The second tranche of warrants, which will grant Amazon a right to purchase approximately 1.59 million ATSG common shares, will be issued on the second anniversary of the date of the Investment Agreement and will vest immediately upon issuance. The third tranche of warrants will be issued upon the date that is four years and six months after the date of the Investment Agreement, and will also vest immediately upon issuance. The third tranche of warrants will grant Amazon the right to purchase such additional number of ATSG common shares as is necessary to bring Amazon’s ownership to 19.9% of ATSG’s pre-transaction outstanding common shares measured on a GAAP-diluted basis, adjusted for share issuances and repurchases by ATSG following the date of the Investment Agreement, after giving effect to the issuance of the warrants. Each of the three tranches of warrants will be exercisable in accordance with its terms through the fifth anniversary of the date of the Investment Agreement. ATSG anticipates making the common shares underlying the warrants available through a combination of share repurchases and the issuance of additional shares. ATSG’s stockholders will be asked to approve an amendment to the Certificate of Incorporation of ATSG at the Annual Meeting in May 2016 to increase the number of authorized common shares and to approve the exercise in full of the warrants as required under the rules of the Nasdaq Global Select Market. Amazon, ATSG and ATSG’s stockholder, Red Mountain Partners, L.P. (“Red Mountain”), entered into a Voting Agreement on the date of, and as contemplated under, the Investment Agreement, pursuant to which Red Mountain has agreed to vote in favor of the amendment to the Certificate of Incorporation and to approve the exercise in full of the warrants by Amazon. The warrants and any common shares issued upon exercise thereof have been or will be issued in a private placement pursuant to the exemption from registration provided by Rule 4(a)(2) of the Securities Act of 1933. Exercise in full of the warrants is also subject to certain regulatory approvals.

The Stockholders Agreement permits Amazon to appoint one director to the ATSG Board of Directors (the “Board”), subject to meeting customary eligibility requirements, once it actually holds at least 10% of ATSG’s outstanding common shares measured on a GAAP-diluted basis and thereafter to nominate one director to the slate of directors eligible for election at each annual stockholders’ meeting. The Stockholders Agreement also: (i) permits Amazon to designate a non-voting observer, subject to customary eligibility requirements, that may attend meetings of the Board and its committees prior to Amazon actually holding at least 10% of ATSG’s outstanding common shares measured on a GAAP-diluted basis; (ii) subjects ATSG to certain negative covenants once Amazon actually holds at least 10% of the outstanding ATSG common shares measured on a GAAP-diluted basis; (iii) provides Amazon with certain information and registration rights; (iv) imposes certain restrictions on Amazon with respect to the transfer of warrants and warrant shares; (v) subjects Amazon to certain standstill provisions; and (vi) requires for Amazon to vote its ATSG common shares in excess of 14.9% in accordance with the recommendations of the Board during the standstill period.

ATSG, through its subsidiary, Airborne Global Solutions, Inc. and AFS are currently parties to an Air Charter Transportation Agreement, dated September 1, 2015 (the “Charter Agreement”), pursuant to which ATSG’s airline subsidiaries, ABX Air, Inc. and Air Transport International, Inc., are operating a combined total of five dedicated Boeing 767-200 series freighter aircraft on an ACMI (aircraft, crew, maintenance and insurance) basis and ATSG’s subsidiary, LGSTX Services, Inc., is providing ground logistical support. The Charter Agreement will terminate on the effective date of the ATSA.

Item 3.02 Unregistered Sales of Equity Securities

See disclosures under Item 1.01 of this Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/S/ W. JOSEPH PAYNE
W. Joseph Payne
Sr. Vice President
Corporate General Counsel & Secretary

Date:	March 11, 2016